The Mexico Fund, Inc. Monthly Summary Report ¦ April 30, 2016

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$300.82	Daily Average Number of Shares Traded[2]	23,469
NAV per share[1]	$20.00	Outstanding Shares[3]	15,043,368
Closing price[4]	$17.65	Expense Ratio (10/31/2015)	1.59%
Premium (Discount)	-11.75%	Portfolio Turnover (10/31/2015)	16.52%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-0.10%	7.90%	-12.05%	-12.64%	0.55%	5.84%
NAV per share	0.25%	7.53%	-2/93%	-6.35%	0.63%	5.21%
MSCI Mexico Index	0.35%	7.59%	-6.48%	-6.82%	-1.43%	4.36%
Bolsa IPC Index	0.64%	7.20%	-6.52%	-6.99%	-2.08%	5.48%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During April 2016, the Fund repurchased 468 shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions

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The Mexico Fund, Inc. Monthly Summary Report ¦ April 30, 2016

Top Ten Holdings (57.40% of Net Assets)
1 América Móvil	10.35%	6 Alfa	4.63%
2 Fomento Económico Mexicano	8.36%	7 Grupo Televisa	3.88%
3 Wal-Mart de México	8.23%	8 Grupo Aeroportuario del Centro Norte	3.85%
4 Grupo Financiero Banorte	6.14%	9 Kimberly-Clark de México	3.70%
5 Cemex	4.88%	10 Promotora y Operadora de Infraestructura	3.38%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets were mixed during April 2016. Commodity prices increased, with the value of gold and silver increasing 4.9% and 15.6%, respectively. The U.S. Federal Reserve (the "Fed") maintained the overnight interest rate at the current rate of between 0.25% and 0.50%. The next Fed meeting will be held in mid-June and some analysts are expecting a 0.25% increase in the overnight interest rate. The DJIA and the S&P 500 increased 0.5% and 0.3% during the month, respectively, while the yield on the U.S. 10-year Treasury note increased 6 basis points to 1.83%. The U.S. dollar depreciated 1.6% (measured by the DXY Index6) in April and oil prices recovered to $45.9 USD/bbl (measured by West Texas Intermediate), an increase of 15.5% during the month. The MSCI Mexico Index increased 0.35% during April and the Mexican peso appreciated 0.6% to Ps $17.18.

In local news, the Ministry of Finance announced public expenditure cuts for 2017 of Ps. $175 billion (0.9% of GDP). Mexico´s Central Bank, Banxico, transferred Ps. $239 billion (1.3% of GDP) to the Federal Government corresponding to its operational surplus during 2015. The Federal Government will use the proceeds to buy back debt, reduce bond issuance and contribute to the country´s budget revenue stabilization fund. Mexico´s preliminary GDP for the first quarter of 2016 grew at an annual rate of 2.7%.

The financial statements of Mexican listed companies disclosed as of the first quarter of 2016 showed positive operating results. Sales and EBITDA grew 12.0% and 8.7%, respectively, while net profits increased 36.2% due to the positive consumption environment and lower foreign exchange losses reported during the quarter compared with the same period of 2015.
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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